UNITED STATES

SECURITIES AND EXCHANGECOMMISSION

WASHINGTON,D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name: Evermore Value Funds Trust

Address of Principal Business Office:

89 Summit Avenue

3rd Floor

Summit, New Jersey 07901

Telephone Number: : (908) 378-2290

Name and Address of Agent for Service of Process:

Eric LeGoff

c/o Evermore Value Funds Trust

89 Summit Avenue

3rd Floor

Summit, New Jersey 07901

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES	☒
NO	☐

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on in its behalf in the City of New York and in the State of New York on the 22nd day of September, 2009

Signature: The Evermore Value Funds Trust

[Seal]

	By:	/s/ Eric LeGoff

	By:	/s/ Eric LeGoff

Attest:	/s/ David E. Marcus

Name David E. Marcus